EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Earnings for the First Quarter of 2012 of $1.8 Million Up From Restated Net Income of $1.3 Million in the First Quarter of 2011 and Declares a Dividend

MCLEAN, Va., May 3, 2012 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (Nasdaq:SONA), the holding company for Sonabank, announced today that net income for the quarter ended March 31, 2012 was $1.8 million compared to $1.3 million during the quarter ended March 31, 2011. (Please note that the financial statements for the first quarter of 2011 have been restated to correct errors in the previously reported amounts related to the purchase accounting for the acquisition of Greater Atlantic Bank in December 2009.)

The Board of Directors declared a dividend of $.015 per share payable May 25, 2012 to shareholders of record on May 14, 2012.

Net interest income before the provision for loan losses was $7.6 million for the first quarter of 2012, compared to $6.5 million for the first quarter of 2011. Approximately $805 thousand of the increase resulted from the recovery of discount recognized in purchase accounting for two impaired loans acquired in the Greater Atlantic Bank acquisition following the receipt of payment from the borrowers. The total accretion of the discount on the Greater Atlantic Bank loan portfolio, including the aforementioned $805 thousand, amounted to $1.5 million in the first quarter of 2012, compared to $985 thousand in the first quarter of 2011. The net interest margin was 5.59% in the quarter ended March 31, 2012, up from 5.05% in the first quarter of 2011. This was the result of an increase in average loan balances of $29.5 million over the first quarter of 2011, as well as the additional discount accretion. The yield on earning assets increased to 6.64% during the first quarter of 2012 from 6.29% for the same period in 2011, while the cost of funds decreased from 1.44% during the quarter ended March 31, 2011 to 1.22% during the first quarter of 2012. The decrease in the cost of funds was primarily related to time deposits and borrowings.

Net interest income after provision for loan losses was $6.2 million for the first quarter of 2012, compared to $5.2 million for the first quarter of 2011. The provision for loan losses in the first quarter of 2012 was $1.5 million up from $1.3 million in the first quarter of 2011. Net charge offs during the quarter ended March 31, 2012 were $843 thousand compared to $1.2 million during the first quarter of 2011. The 2012 charge-offs were primarily related to various commercial and industrial loans.

Noninterest income was $872 thousand during the first quarter of 2012, compared to $308 thousand during the same quarter of 2011. The increase was attributable to a gain on sale of the guaranteed portion of SBA loans which was partially offset by small losses on the sale of other real estate owned ("OREO") properties. Additionally, we recognized impairment for two OREO properties. Income from bank-owned life insurance ("BOLI") also improved slightly as we purchased additional insurance during the fourth quarter of 2011.

Noninterest expense was $4.3 million for the first quarter of 2012 compared to $3.6 million for the first quarter of 2011. The increase in noninterest expenses was primarily because other professional services expense, relating primarily to audit services for the 2009 and 2010 restatements, increased from $391 thousand in the first quarter of 2011 to $804 thousand in the first quarter of 2012.

The efficiency ratio was 53.62% during the quarter ended March 31, 2012 compared to 52.06% during the first quarter of 2011.

Loan Portfolio

The composition of our loan portfolio consisted of the following at March 31, 2012 and December 31, 2011:

	Covered	Non-covered	Total	Covered	Non-covered	Total
	Loans	Loans	Loans	Loans	Loans	Loans
	March 31, 2012			December 31, 2011
Mortgage loans on real estate:
Commercial real estate - owner-occupied	$ 4,949	$ 81,256	$ 86,205	$ 4,854	$ 82,450	$ 87,304
Commercial real estate - non-owner-occupied	11,727	112,777	124,504	11,243	117,059	128,302
Secured by farmland	--	1,500	1,500	--	1,506	1,506
Construction and land loans	2,258	51,200	53,458	2,883	39,565	42,448
Residential 1-4 family	24,445	48,884	73,329	25,307	49,288	74,595
Multi- family residential	626	19,163	19,789	629	19,553	20,182
Home equity lines of credit	34,810	7,987	42,797	35,442	9,040	44,482
Total real estate loans	78,815	322,767	401,582	80,358	318,461	398,819

Commercial loans	2,112	86,823	88,935	2,122	89,939	92,061
Consumer loans	100	1,676	1,776	108	1,868	1,976
Gross loans	81,027	411,266	492,293	82,588	410,268	492,856

Less deferred fees on loans	--	(1,112)	(1,112)	--	(1,088)	(1,088)
Loans, net of deferred fees	$ 81,027	$ 410,154	$ 491,181	$ 82,588	$ 409,180	$ 491,768

Net loans receivable decreased from $491.8 million at the end of 2011 to $491.2 million at March 31, 2012. Within that total, covered loans declined by $1.6 million while the non-covered loan portfolio increased by $1.0 million. We sold $5.7 million of SBA loans during the first quarter of 2012.

Loan Loss Provision/Asset Quality

Non-covered OREO as of March 31, 2012 was $12.3 million compared to $13.6 million as of the end of the previous year. During the first quarter of 2012 we had no foreclosures and OREO sales of $1.1 million. Non-covered OREO was comprised of the Culpeper lots, a horse facility, an estate in Charlottesville, a construction/land project, a commercial property in southwest Virginia and three residential properties.

Non-covered nonaccrual loans were $2.4 million (excluding $2.4 million of loans fully covered by SBA guarantees) at March 31, 2012 compared to $2.1 million (excluding $2.5 million of loans fully covered by SBA guarantees) at the end of last year. The ratio of non-covered non-performing assets to total non-covered assets decreased from 2.98% (excluding the SBA guaranteed loans) at the end of 2011 to 2.77% (excluding the SBA guaranteed loans) at March 31, 2012. The portions of these SBA loans that were unguaranteed were charged off.

Southern National Bancorp of Virginia's allowance for loan losses as a percentage of non-covered total loans at March 31, 2012 was 1.68%, compared to 1.54% at the end of 2011. Management believes the allowance is adequate at this time but monitors trends in past due and non-performing loans to determine whether the allowance should be increased.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $46.8 million at March 31, 2012 and $45.0 million at December 31, 2011.

As of March 31, 2012 we owned pooled trust preferred securities as follows:

Ratings
	Tranche	When Purchased		Current Ratings
Security	Level	Moody's	Fitch	Moody's	Fitch

ALESCO VII A1B	Senior	Aaa	AAA	Baa3	BB
MMCF III B	Senior Sub	A3	A-	Ba1	CC

Other Than Temporarily Impaired:
TPREF FUNDING II	Mezzanine	A1	A-	Caa3	C
TRAP 2007-XII C1	Mezzanine	A3	A	C	C
TRAP 2007-XIII D	Mezzanine	NR	A-	NR	C
MMC FUNDING XVIII	Mezzanine	A3	A-	Ca	C
ALESCO V C1	Mezzanine	A2	A	C	C
ALESCO XV C1	Mezzanine	A3	A-	C	C
ALESCO XVI C	Mezzanine	A3	A-	C	C

					Previously
					Recognized
					Cumulative
			Estimated	Current	Other
			Fair	Defaults and	Comprehensive
Security	Par Value	Book Value	Value	Deferrals	Loss (1)
	(in thousands)
ALESCO VII A1B	$ 6,979	$ 6,269	$ 3,779	$ 117,400	$ 300
MMCF III B	437	427	274	37,000	10
	7,416	6,696	4,053		$ 310

					Cumulative	Cumulative
					Other Comprehensive	OTTI Related to
Other Than Temporarily Impaired:					Loss (2)	Credit Loss (2)
TPREF FUNDING II	1,500	383	334	134,100	763	$ 354
TRAP 2007-XII C1	2,090	129	166	167,205	1,382	579
TRAP 2007-XIII D	2,039	--	34	218,750	7	2,032
MMC FUNDING XVIII	1,061	26	26	121,682	343	692
ALESCO V C1	2,115	468	345	90,000	986	661
ALESCO XV C1	3,149	29	574	249,100	561	2,559
ALESCO XVI C	2,096	117	363	97,400	799	1,180
	14,050	1,152	1,842		$ 4,841	$ 8,057

Total	$ 21,466	$ 7,848	$ 5,895

(1) Pre-tax, and represents unrealized losses at date of transfer from available-for-sale to held-to-maturity, net of accretion
(2) Pre-tax

Each of these securities has been evaluated for potential impairment under ASC 325. In performing a detailed cash flow analysis of each security, Sonabank works with independent third parties to identify the most reflective estimate of the cash flow estimated to be collected. If this estimate results in a present value of expected cash flows that is less than the amortized cost basis of a security (that is, credit loss exists), an OTTI is considered to have occurred. If there is no credit loss, any impairment is considered temporary.

The analyses resulted in OTTI charges related to credit on the trust preferred securities in the amount of $2 thousand during the first quarter of 2012, compared to OTTI charges related to credit on the trust preferred securities totaling $32 thousand for three months ended March 31, 2011.

We also own a residential collateralized mortgage obligation which has been evaluated for potential impairment. We recorded no OTTI charges on this security during the three months ended March 31, 2012 and 2011.

Deposits

Total deposits were $452.7 million at March 31, 2012 compared to $461.1 million at December 31, 2011. Certificates of deposit decreased $11.9 million during the quarter. This was partially offset by an increase in money market accounts of $2.0 million during the quarter ended March 31, 2012. Noninterest-bearing deposits were $33.7 million at March 31, 2012 and $32.6 million at December 31, 2011.

Stockholders' Equity

Total stockholders' equity increased from $99.1 million as of December 31, 2011 to $100.8 million at March 31, 2012 as a result of the retention of earnings. Our Tier 1 Risk Based Capital Ratios were 19.51% and 18.80% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively, as of March 31, 2012.

Southern National Bancorp of Virginia, Inc. is a bank holding company with assets of $610.8 million at March 31, 2012. Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has 14 branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market, Richmond and Clifton Forge, and one branch in Rockville, Maryland.

On April 27, 2012, Sonabank entered into an agreement with the Federal Deposit Insurance Corporation ("FDIC") to assume all of the deposits and certain assets of HarVest Bank of Maryland ("HarVest") a state chartered non-Fed member commercial bank. HarVest operates four branches – North Rockville, Frederick, Germantown and Bethesda. With this acquisition Sonabank will now operate 19 retail banking offices, with 14 in Virginia and five in Maryland.

Sonabank will initially be acquiring the assets and liabilities of HarVest at a $27.3 million discount and no premium on deposits. In this transaction, Sonabank will be receiving $145 million in deposits, $95 million in loans and $6.2 million in other real estate owned (OREO) from HarVest. There will be no loss share agreement between the FDIC and Sonabank. In addition, Sonabank will be purchasing cash and marketable securities of HarVest. Sonabank will account for the HarVest transaction under the purchase method of accounting in accordance with Business Combinations ("ASC 805"). Under ASC 805, the assets acquired and the liabilities assumed will be recorded at their estimated fair values as of the April 27, 2012 acquisition date.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp of Virginia, Inc. and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	March 31,	December 31,
	2012	2011
Assets
Cash and cash equivalents	$ 5,049	$ 5,035
Investment securities-available for sale	9,203	9,905
Investment securities-held to maturity	37,579	35,075
Stock in Federal Reserve Bank and Federal Home Loan Bank	6,653	6,653
Loans receivable, net of unearned income	491,181	491,768
Allowance for loan losses	(6,902)	(6,295)
Net loans	484,279	485,473
Intangible assets	10,925	11,155
Bank premises and equipment, net	6,239	6,350
Bank-owned life insurance	17,728	17,575
FDIC indemnification asset	7,549	7,537
Other assets	25,637	26,615
Total assets	$ 610,841	$ 611,373

Liabilities and stockholders' equity
Noninterest-bearing deposits	$ 33,658	$ 32,582
Interest-bearing deposits	419,005	428,513
Securities sold under agreements to repurchase and other short-term borrowings	23,346	17,736
Federal Home Loan Bank advances	30,000	30,000
Other liabilities	4,068	3,491
Total liabilities	510,077	512,322
Stockholders' equity	100,764	99,051
Total liabilities and stockholders' equity	$ 610,841	$ 611,373

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended
	March 31,
	2012	2011
		(Restated)

Interest and dividend income	$ 9,074	$ 8,139
Interest expense	1,434	1,595
Net interest income	7,640	6,544
Provision for loan losses	1,450	1,340
Net interest income after provision for loan losses	6,190	5,204
Account maintenance and deposit service fees	196	200
Income from bank-owned life insurance	153	135
Gain on sale of loans	657	--
Gain (loss) on other real estate owned, net	(185)	(39)
Net impairment losses recognized in earnings	(2)	(32)
Other	53	44
Noninterest income	872	308
Employee compensation and benefits	1,825	1,603
Premises, furniture and equipment	738	675
FDIC assessments	129	154
Change in FDIC indemnification asset	(14)	(16)
Other expenses	1,634	1,188
Noninterest expense	4,312	3,604
Income before income taxes	2,750	1,908
Income tax expense	907	618
Net income	$ 1,843	$ 1,290

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended
	March 31,
	2012	2011
		(Restated)
Per Share Data:
Earnings per share - Basic	$ 0.16	$ 0.11
Earnings per share - Diluted	$ 0.16	$ 0.11
Book value per share	$ 8.69	$ 8.26
Tangible book value per share	$ 7.75	$ 7.28
Weighted average shares outstanding - Basic	11,590,212	11,590,212
Weighted average shares outstanding - Diluted	11,591,131	11,593,773
Shares outstanding at end of period	11,590,212	11,590,212

Selected Performance Ratios and Other Data:
Return on average assets	1.21%	0.90%
Return on average equity	7.40%	5.49%
Yield on earning assets	6.64%	6.29%
Cost of funds	1.22%	1.44%
Cost of funds including non-interest bearing deposits	1.13%	1.34%
Net interest margin	5.59%	5.05%
Efficiency ratio (1)	53.62%	52.06%
Net charge-offs (recoveries) to average loans	0.17%	0.27%
Amortization of intangibles	$ 230	$ 230

	As of
	March 31,	December 31,
	2012	2011

Stockholders' equity to total assets	16.50%	16.20%
Tier 1 risk-based capital ratio	19.51%	19.37%
Intangible assets:
Goodwill	$ 9,160	$ 9,160
Core deposit intangible	1,765	1,995
Total	$ 10,925	$ 11,155

Non-covered loans and other real estate owned (2):
Nonaccrual loans (3)	$ 4,804	$ 4,541
Loans past due 90 days and accruing interest	--	32
Other real estate owned	12,314	13,620
Total nonperforming assets	$ 17,118	$ 18,193
Allowance for loan losses to total non-covered loans	1.68%	1.54%
Nonperforming assets to total non-covered assets	3.23%	3.44%
Nonperforming assets excluding SBA guaranteed loans to total non-covered assets	2.77%	2.98%
Nonperforming assets excluding SBA guaranteed loans to total non-covered loans and OREO	3.47%	3.72%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities and impairment losses recognized in earnings.
(2) Applies only to non-covered Sonabank loans and other real estate owned.
(3) Nonaccrual loans include SBA guaranteed amounts totaling $2.4 million and $2.5 million at March 31, 2012 and December 31, 2011, respectively.
CONTACT: R. Roderick Porter, President
         Phone: 202-464-1130 ext. 2406
         Fax: 202-464-1134
         Southern National Bancorp, NASDAQ Symbol SONA
         Website: www.sonabank.com